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                                                                   EXHIBIT 10.46

                        DEFERRED COMPENSATION AGREEMENT


This Deferred Compensation Agreement ("Agreement") is made between ___________________ "Employee") and Farah U.S.A., Inc. ("Employer") on the following terms and conditions:

1. Beginning January 1, 1995 and continuing through December 31, 1995, Employee and Employer agree that Employee's monthly salary shall be reduced ___% (must be 5% or more) each month during the aforementioned period ("Deferred Income") and the monthly payments of Employee's salary shall be recalculated accordingly.

2. The following accrual, crediting and vesting rules shall apply with respect to this Agreement.

         a. Employer shall accrue on December 31, 1995 an amount equal to the Employee's total Deferred Income during 1995 and shall credit that sum to a separate memorandum account on its books ("________________1995 DEFERRAL ACCOUNT" OR "DEFERRAL ACCOUNT").

         b. In addition, on December 31, 1995 Employer shall accrue and credit the following to the Employee's Deferral Account: (i) an amount in lieu of interest equal to the sum of eleven (11) amounts, each such amount calculated as of the last day of each month during 1995 other than January 31 by multiplying the Farah U.S.A., Inc. weighted average monthly interest rate on short-term borrowing during Farah U.S.A., Inc.'s most recently completed fiscal year (i.e., the fiscal year ended October 31, 1995) by the Employee's Deferred Income as of the last day of the preceding month pursuant to this Agreement (with the Employee's Deferred Income pursuant to this Agreement with respect to each month deemed accrued as of the last day of such month) and (ii) five percent (5%) of the Employee's total salary during the time period described in paragraph 1 above ("Matching Amount"). No amount in lieu of interest shall be accrued or credited to the Deferral Account for 1995 on the amounts described in (ii) above.

         c. After December 31, 1995, until payment of the Employee's vested Deferral Account balance as provided in paragraph 3 hereof, the Deferral Account shall be credited on December 31 of each year with an amount in lieu of interest calculated by multiplying the Employee's total Deferred Account balance as of that December 31 (including his Deferral Income, Matching Amount and previously credited sums in lieu of interest) times the Farah U.S.A., Inc. weighted average annual interest rate on short-term borrowing
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                 during Farah U.S.A., Inc.'s most recently completed fiscal year. In the event of a partial calendar year time period, the amount in lieu of interest for post-1995 calendar years shall be calculated as previously described and prorated for the appropriate time period using the Farah U.S.A., Inc. weighted average annual interest rate on short-term borrowing during Farah U.S.A. Inc.'s prior fiscal year, even if the partial calendar year time period ends on or after the last day of Farah U.S.A., Inc.'s current fiscal year.

         d. Notwithstanding the foregoing to the contrary, if Employee terminates his employment with Farah Incorporated and all of its wholly owned subsidiaries incorporated in the United States ("Farah Entities" or, individually, a "Farah Entity") during calendar year 1995, the following rules shall apply with respect to the matching amount that Employee shall (or shall not) be entitled to with respect to calendar year 1995:

                 i. If Employee's termination of employment was voluntary and for a reason other than retirement on or after age 60 or involuntary and for cause, Employee shall not be entitled to nor credited with any matching amount with respect to calendar year 1995; and

                 ii. If Employee's termination of employment was voluntary and because of retirement on or after age 60 or involuntary and not for cause (including, but not limited to, termination of employment due to death or permanent and total disability), Employee shall be entitled to a prorated matching amount with respect to the calendar year in which his termination of employment occurs equal to five percent (5%) of Employee's total salary during the portion of calendar year 1995 with respect to which he has deferred compensation pursuant to Farah Incorporated 1993 Unfunded Deferred Compensation Plan ("Plan").

         The Stock Option and Compensation Committee of the Board of Directors of Farah Incorporated (or its authorized representative) shall determine, in its sole discretion, whether the Employee is entitled to a matching amount pursuant to the foregoing paragraphs of this Agreement and the Plan (including, but not limited to determining whether Employee's termination of employment was voluntary or involuntary or for cause or not for cause).

         e. If Employee terminates his employment with all Farah Entities, Employee shall receive amounts in lieu of interest in the manner described in the preceding paragraphs until payment of Employee's entire vested Deferred Account balance is made. However, notwithstanding the foregoing to the contrary, with respect to the calendar year in which the last payment is made to Employee pursuant to paragraph 3 (or the only payment, if a lump sum payment is to be made) of this Agreement, no amounts in lieu of interest shall






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                 be accrued or paid later than the date of such last payment and the rules for the determination of amounts in lieu of interest for partial calendar year time periods shall be utilized to determine the amount in lieu of interest which shall be included with the last payment made to Employee with respect to the Agreement.

3. The total deferred compensation due to Employee, consisting of the total amounts credited to and vested in the Deferral Account, SHALL BE PAID TO THE EMPLOYEE IN THE FORM OF A LUMP SUM ON ___________________________. Should Employee die before receiving all amounts payable to him pursuant to this Agreement, and at such time is an employee of Farah Entity, the remaining amounts shall be paid in a lump sum (or in a lump sum to each beneficiary if there is more than one beneficiary, the sum of which shall not exceed the remaining amounts payable to Employee) 30 days after Employee's death to his beneficiary(ies) under Employee's primary life insurance plan (per total death benefit payable due to Employee's death) maintained by a Farah Entity with respect to which a Farah Entity defrays or has defrayed Employee's cost of coverage. If Employee is not employed by a Farah Entity at the time of death, all unpaid amounts in the Deferral Account shall be paid in a lump sum 30 days after Employee's death to the estate of the Employee.

4. It is specifically agreed that the amounts credited to Employee in the Deferral Account shall not be held by a Farah Entity in a trust, escrow or similar arrangement or other fiduciary capacity. The Deferral Account shall not be subject in any manner to attachment or other legal process for debts of Employee or his successors or legal representatives for any reason; and neither Employee, nor any legal representative or successor shall have any right against a Farah Entity with respect to any portion of the Deferral Account, except as a general unsecured creditor of a Farah Entity. Neither Employee, his successors or legal representatives shall have any right to assign, transfer, pledge, hypothecate, anticipate or otherwise alienate any payment of deferred compensation to become due in the future to such person, and any attempt to do so shall be void and will not be recognized by a Farah Entity.

5. Employee acknowledges that he has received a copy of the Plan and that he understand the terms and conditions of the Plan.

6. Employee agrees that by executing this Agreement he and his beneficiary(ies) and their successors or legal representatives and any other person claiming any amount pursuant to this Agreement are bound by all of the terms of the Plan, pursuant to which this Agreement is executed.

7. Employee agrees that his election to defer compensation pursuant to this Agreement is irrevocable and no sale, transfer, alienation, assignment, pledge, encumbrance, garnishment, collateralization, anticipation or attachment of any benefits under the Plan shall be valid or recognized.






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Executed this 16th day of December, 1994.


                                  EMPLOYER


                                  By  __________________________________




                                  EMPLOYEE


                                  By  ___________________________________






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                            ANNEX A TO EXHIBIT 10.46



Below is a list of the variables to the Deferred Compensation Agreements chosen by the officers required to file with this Form 10-K.


                                   Period of                %
Name                               Deferral             Deferred               Payment Date
- ---------                          --------
Richard C. Allender               January 1, 1995 to       5%                 January 15, 1995
                                  December 31, 1995

Michael R. Mitchell               January 1, 1995 to       7%                 Upon termination
                                  December 31, 1995

James C. Swaim                    January 1, 1995 to       5%                 January 15, 1995
                                  December 31, 1995

Jackie L. Boatman                 January 1, 1995 to       5%                 January 15, 1995
                                  December 31, 1995